Exhibit 99.1

NEWS

RELEASE

Global Power 400 E Las Colinas Blvd., Suite 400, Irving, TX 75039

FOR IMMEDIATE RELEASE

Global Power Announces Appointment of David L. Keller to its Board of Directors.

IRVING, Texas, May 11, 2015 — Global Power Equipment Group Inc. (NYSE: GLPW) (“Global Power” or the “company”) announced today that David L. Keller has been appointed as a member of the Board of Directors.

Mr. Keller served as Chief Executive Officer and a Director of Global Power from 2009 through 2012 and has over 35 years of experience in the power generation and energy industries.

Charles Macaluso, the Chairman of Global Power’s Board of Directors commented, “We are delighted that Dave Keller has agreed to return to our Board. His knowledge of our company, our stockholders, and the sectors in which we operate will be an invaluable resource going forward.  We welcome Dave back to Global Power.”

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. It is comprised of three segments. Product Solutions includes two primary product categories: Auxiliary Products designs, engineers and manufactures a comprehensive portfolio of equipment for utility-scale natural gas turbines while Electrical Solutions provides custom configured electrical houses and generator enclosures for the midstream oil & gas industry, the power generation market to include distributed and backup power as well as other industrial and commercial operations. Energy Services provides lifecycle maintenance, repair, construction and fabrication services for the industrial, chemical/petrochemical process, oil and gas and power generation industries. Nuclear Services provides on-site specialty support, outage management and maintenance services to domestic utilities’ nuclear power facilities. The company routinely provides information at its website: www.globalpower.com.

CONTACT:  Investor Relations Contact:

Shawn Severson

The Blueshirt Group

(415) 489-2198

shawn@blueshirtgroup.com